Contact:
Brett Perryman
ir@bsig.com
(617) 369-7300

BrightSphere Repurchases Additional 3.9 Million Shares Held by HNA Capital;
Paulson & Co. Inc. Completes Minority Stake Acquisition

London, February 26, 2019 - BrightSphere Investment Group plc (NYSE: BSIG), a global, diversified multi-Affiliate asset management company, today announced that it repurchased 3,886,625 shares held by HNA Capital (“HNA”) at a price of $13.95 per share on February 25, 2019, below the closing price of $14.03 on February 22, 2019.

Together with the February 21, 2019 repurchase of 4.1 million shares from HNA, as well as all open market share repurchases since the fourth quarter of 2018, BrightSphere has repurchased a total of 14,518,494 shares, or 13.7% of shares outstanding, resulting in accretion of 12.3% to 2018 ENI per share. As of February 25, 2019, the Company has total outstanding shares of 92,023,923.

In addition, on February 25, 2019, Paulson & Co. Inc. (“Paulson”) completed its previously announced acquisition of HNA’s minority stake in BrightSphere after receiving all required regulatory approvals. As a result of BrightSphere’s repurchase of a total of 8.0 million shares from HNA, Paulson now holds a 21.7% stake in the Company, rather than the 24.9% stake originally contemplated between the parties. HNA has now fully exited its ownership in BrightSphere.

The repurchase was conducted under BrightSphere’s current share repurchase authorization and funded with cash on hand and available debt capacity under the Company’s $350 million revolving credit facility. Following the repurchase and accounting for both the previously disclosed earnout payment to Landmark Partners and the deferred tax asset deed settlement with Old Mutual plc, the ratio of BrightSphere’s third party borrowings to trailing twelve months Adjusted EBITDA will increase to approximately 2.3x based on debt and Adjusted EBITDA as of December 31, 2018.
BrightSphere will continue to focus on efficient capital management while it seeks to maximize shareholder value by using its free cash flow to maintain leverage at a prudent level, support organic growth initiatives, and opportunistically repurchase shares, as appropriate.
About BrightSphere

BrightSphere is a global, multi-Affiliate asset management company with approximately $206.3 billion of assets under management as of December 31, 2018. Its diverse Affiliates offer leading, alpha generating investment strategies to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information, please visit the Company’s website at www.bsig.com.